Exhibit 10(u)

Voluntary Employment Separation Agreement and Release

This Voluntary Employment Separation Agreement and Release (“Agreement”) sets forth the understanding between Olin Corporation (“Olin”) and you, [NAME], regarding your decision to accept the Voluntary Employment Separation Program and your separation benefits provided under that Program.

1.	Voluntary Employment Separation. Effective [DATE], your employment with Olin will be voluntarily terminated based on your decision to accept the Voluntary Employment Separation Program offer. On that date, all Company-paid benefits will cease other than those expressly set forth in this Agreement. You will receive your final paycheck and any accrued unused vacation, less all applicable withholdings and deductions, including but not limited to any over payments made to you by Olin in any form.

2.	Separation Benefits. In consideration of signing this Agreement, and in exchange for and subject to the promises, representations, warranties, covenants contained herein and the release set forth in Paragraph 4 hereof, Olin shall within thirty (30) days following the Effective Date of this Agreement, provide you with the following:

a.	You shall be treated as having effected a “Termination” that did not follow a change in control (as defined in the Executive Agreement, dated , , between you and Olin (the “Executive Agreement”)), and you shall be entitled to all payments and benefits thereunder applicable to a non-change in control Termination under the Executive Agreement.

b.	You also shall receive the following additional benefits:

(i)	Stock Options: Pursuant to the Company’s long-standing stock option extension policy and practice, upon routine approval by the Compensation Committee, your vested standard stock options will be extended to term as of the last date of employment. To the extent required by applicable IRS regulations, by executing this Agreement you agree that any vested Incentive Stock Options you hold convert into Non-qualified Stock Options upon the option extension.

(ii)	Performance Shares: Your performance shares will be prorated in accordance with the terms of the 2001 Performance Share Program.

(iii)	Performance Accelerated Vested Options (“PAVOs”): The PAVOs vest the earlier of December 27, 2009 or the 10th day in any 30 calendar day period that Olin’s stock price is equal to or greater than $28. Your PAVOs will expire on the fifth anniversary of your retirement unless they vest under the above criteria prior to that fifth anniversary. Vested PAVOs extend until January 26, 2010.

(iv)	Personal Computer: You will continue to have the use of your personal computer for the one-year period following your separation date.

(v)	Financial Counseling and Estate Planning: Olin will continue to pay for your financial counseling and estate planning with [INSERT NAME] for the one year period following your separation date, but not to exceed a total amount of $10,000.

(vi)	Company Car: You will continue to have the use of a Company car for the one year period following your separation date. During that one-year period, Olin will continue to make the lease and insurance payments, although you will be responsible for the operating and maintenance costs of the vehicle through that period, but you will not be required to reimburse the Company for mileage which currently at the rate of twelve (12) cents per mile. At the end of the one year period, you may choose to purchase the car for the retail fair market value at the time or it is to be returned to Olin.

3.	Non-Admission. It is specifically understood and agreed that this Agreement does not constitute and is not to be construed as an admission or evidence of (i) any violation by you or the Releasees (as defined in Paragraph 4(a) below) of any federal, state or municipal law, statute or regulation, or principle of common law or equity, (ii) the commission by you or any Releasee of any other actionable wrong, or (iii) any wrongdoing of any kind whatsoever on the part of you or any Releasee, and shall not be offered or used for that purpose.

4.	Waiver and Release.

a.	As a material inducement to you to enter into this Agreement, you for yourself, your heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to as the “Releasor”), hereby agree to accept from Olin the Separation Benefits specified in Paragraph 2 of this Agreement (which you acknowledge are in addition to any payments or benefits that you are otherwise entitled to receive in respect to your voluntary termination of employment), and you hereby irrevocably and unconditionally waive, release, and forever discharge Olin and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, employee benefit plans and/or pension plans or funds, predecessors, successors and assigns, and its and their past, present or future officers, directors, trustees, fiduciaries, administrators, employees, agents, representatives, shareholders, predecessors, successors and assigns (hereinafter collectively referred to as the “Releasees”) from any and all claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed (hereinafter collectively referred to as “claims”) which the Releasor now or in the future may have or claim to have against the Releasees based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred at any time on or before the Effective Date (as defined in Paragraph 12 below) of this Agreement, including, but not limited to any and all claims relating to or arising out of your employment, compensation and benefits with Olin, or the termination thereof, any and all defamation, personal injury and tort claims, wrongful termination claims, discrimination, harassment and retaliation claims, whistle-blower claims, fraud claims, contract claims, benefits claims, claims under any federal, state or municipal wage payment, whistle-blower, discrimination or fair employment practices law, statute or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1870, as amended, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Connecticut Fair Employment Practices Act, the Connecticut Family and Medical Leave Act, the Connecticut Unfair Trade Practices Act, the common law of the State of Connecticut including but not limited to any claim for wrongful discharge in violation of public policy and all other federal, state or local statutes, which are or may be based upon any facts, acts, conduct, representation, omissions, claims, events, causes, matters or things of any conceivable kind or character existing or occurring at any time on or before the Effective Date of this Agreement, and claims for costs, expenses and attorneys’ fees with respect thereto, except for claims for vested pension or retirement benefits and claims for breach of this Agreement.

b.	You further agree and covenant that should any person, organization or other entity file a charge, claim or sue or cause or permit to file any civil action, suit or legal proceeding involving any matter occurring at any time prior to your execution of this Agreement, you will not seek or accept any personal relief from such civil action, suit or proceeding.

5.	Non-Disclosure; Confidentiality.

a.	You agree that you will keep confidential and not disclose, nor use for your benefit or the benefit of any other person or entity, any information received from Olin that is confidential or proprietary or that constitutes trade secrets of Olin and that: (i) has not been disclosed publicly by Olin, (ii) is otherwise not a matter of public knowledge, or (iii) is a matter of public knowledge but which you have reason to know became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information shall include information that has been developed by Olin and is unique to Olin, the unauthorized disclosure or use of which would reduce the value of such information to Olin. Such information includes, without limitation, any written materials, records and documents made by you or coming into your possession during the course of your employment with Olin, such as Olin’s client lists, trade secrets, any confidential information about (or provided by) any client or prospective or former client of Olin, or any other written material referring or relating to legal, litigation or regulatory matters. Nothing herein shall prevent you from retaining and utilizing your personal records, including copies of benefit plans and programs in which you retain an interest, desk calendars or other personal office effects.

b.	You agree to give Olin timely and prompt written notice (in the manner provided for in Paragraph 13 of this Agreement) of the receipt of any subpoena, court order or other legal process compelling the disclosure of any information and/or documents described in Paragraphs 5(a) and 5(b), so as to allow Olin reasonable opportunity to take such action as may be necessary in order to protect such information and/or documents from disclosure.

6.	Non-Disparagement. You shall not, whether written or orally, criticize, denigrate or disparage Olin or any of its current or former directors, employees, agents or representatives or any other Releasees, with respect to any of its or their past or present activities, or otherwise publish, whether written or orally, statements that tend to portray Olin, or any of its current or former directors, employees, agents or representatives or any other Releasees, in an unfavorable light, or which could affect adversely the conduct of Olin’s business or its reputation or the conduct of business or the business or reputation of any of Olin’s parents, subsidiaries or affiliates.

7.	Your Rights. Nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization or Olin’s designated legal compliance officer; (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) challenging the validity of your release of claims under the ADEA.

8.	Cooperation.

a.	You shall cooperate with Olin in the transitioning of your duties and responsibilities until your voluntary separation date set forth in Paragraph 1 of this Agreement. It is understood and agreed that this transition may require reasonable changes in your offices, reporting lines, authority, duties or responsibilities, or a reasonable change in resources made available to you to carry out such authorities, duties or responsibilities. You understand and agree that any such changes are consistent with an effective transition resulting from your voluntary separation from the Company and shall not result in a “Termination,” as provided under Section 1(f)(ii) of your Executive Agreement.

b.	Subject to your other personal and professional obligations and on reasonable notice and at reasonable times, you will reasonably cooperate with Olin and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your employment by Olin.

9.	Confidentiality of Agreement. You agree to keep secret and strictly confidential the terms of this Agreement and further represent and warrant that you will not disclose, make known, discuss or relay any information concerning this Agreement, or any of the discussions leading up to this Agreement, to anyone (other than members of your immediate family, and/or your tax or financial advisor or attorney who has first agreed to keep said information confidential and to not disclose it to others), and that you have not done so as of or prior to the Effective Date of this Agreement, as defined Paragraph 12 below. The foregoing shall not prohibit or restrict such disclosure as required by law or as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement or prohibit or restrict you (or your attorney) from responding to any such inquiry about this settlement or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers or any other self-regulatory organization. Prior to making any disclosure other than to your immediate family, tax or financial advisor or attorney, you shall provide Olin with as much notice as possible that you have been requested or compelled to make disclosure and use your best efforts to ensure that if such disclosure occurs, it does so in a manner designed to maintain the confidentiality of this Agreement to the fullest extent possible. You shall provide Olin with the notice required by this paragraph in the manner provided for in Paragraph 13 below immediately upon your receipt of any inquiry or request for information concerning this Agreement.

10.	Return of Property and Documents. You represent and warrant that you have returned, or will immediately return, to Olin all Olin property (including, without limitation, any and all Olin identification cards, card key passes, corporate credit cards, corporate phone cards, files, memoranda, reports, keys, and software), unless otherwise provided under Paragraph 2(c) of this Agreement, in your possession and that you have not, and will not, retain any duplicates or reproductions of such items.

11.	Breach of Obligations. Any breach of your obligations under the provisions of this Agreement shall be considered a material breach of this Agreement. Accordingly, it is expressly understood and agreed that in the event of such a breach, other than by you challenging your release and waiver of any potential ADEA claims pursuant to the OWBPA, in addition to any other legal or equitable remedy Olin may have, Olin shall be released from any obligation to pay the Separation benefits described in Paragraph 2 of this Agreement.

12.	Review of Agreement; Revocation. You shall have the right to consider this Agreement for a period of forty-five (45) days following your receipt of the Agreement, although you may choose to sign the Agreement prior to the expiration of such forty-five (45) day period. This Agreement shall not become effective until the eighth (8th) day following its execution by you (the “Effective Date”). You shall have the right to revoke this Agreement for a period of seven

(7) days following its execution by giving written notice of such revocation to: [NAME] by hand or certified mail, return receipt requested, so that such notice is received within the seven (7) day revocation period.

13.	Notice. All notices, requests, demands and other communications hereunder to Olin from you or to you from Olin shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Olin or you may subsequently designate:

14.	[INSERT CONTACT AT OLIN

ADDRESS

TELEPHONE NO.

FACSIMILE NO.]

[INSERT EXECUTIVE’S

CONTACT INFORMATION

ADDRESS

TELEPHONE NO.

FACSIMILE NO.]

Any such notice, request, demand or other communication to Olin or you delivered in the manner specified above shall be deemed duly given only upon receipt.

15.	Severability. If, at any time after the Effective Date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided, however, that upon finding by a court of competent jurisdiction that the release or covenant not to sue as provided for in Paragraph 4 of this Agreement is illegal and/or unenforceable, Olin shall be released from any obligation to make any payment under this Agreement (or, if such payment has already been made, Olin shall be entitled to recover from you the amounts already paid under this Agreement).

16.	Choice of Law. The terms of this Agreement and all rights and obligations of the parties thereto including its enforcement shall be interpreted and governed by the laws of the Commonwealth of Virginia, without regard to conflicts of law principles.

17.	Modification of Agreement. No provisions of this Agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.	Survival of Rights and Obligations. The parties’ respective rights and obligations hereunder shall survive the termination of your employment to the extent necessary to preserve such rights and obligations.

19.	Entire Agreement; Headings. This Agreement sets forth the entire agreement between the parties hereto, and any and all prior and contemporaneous agreements, discussions or understandings between the parties pertaining to the subject matter hereof have been and are merged into and superseded by this Agreement, including but not limited to the Executive Agreement, provided, however, that this Agreement does not supersede or affect the parties’ agreements relating to trade secrets, confidential information, copyrights, noncompetition, no-solicitation and the like (attached hereto), which shall remain in full force and effect in accordance with their terms. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

20.	Disputes/Arbitration.

a.	In the event of any claim regarding or dispute over the enforceability of this Agreement, or any part thereof, the parties agree to submit such claim or dispute to binding arbitration at Olin’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect. Each party shall bear the cost of their own representation, including legal expenses. The arbitrator shall have no authority to amend, modify or otherwise change this Agreement.

b.	The provision of Paragraph 19(a) above specifically supersedes the “Disputes/Arbitration” provisions in Paragraph 15(a) and (b) of your Executive Agreement.

YOU ACKNOWLEDGE AND WARRANT THAT:

a.	the payments and benefits provided for by this Agreement exceed anything of value to which you would otherwise be entitled under any Olin policy, plan, practice and/or procedure or pursuant to any prior agreement or contract between you and Olin;

b.	no promises or inducements have been made to you except as expressly set forth in this Agreement;

c.	you are not relying upon any promises, inducements, representations or statements not expressly set forth in this Agreement;

d.	you have had the opportunity to review and consider for forty-five (45) days, the terms and provisions of this Agreement, although you are not prevented from executing this Agreement prior to the expiration of said forty-five (45) day period, and you have been given the opportunity to revoke this Agreement for a period of seven (7) days following its execution;

e.	you have been advised by Olin to consult with an attorney of your choosing prior to executing this Agreement;

f.	you have been informed in writing as to any class, unit or group of individuals eligible for this Voluntary Employment Separation Program, the job titles and ages of all individuals eligible for the Program, and the ages and job titles of all individuals not eligible for the Program. For additional information, contact [NAME];

g.	you have carefully read this Agreement in its entirety and fully understand the significance of all of the terms and provisions; and

h.	you are signing this Agreement voluntarily and of your own free will and assent to all the terms and conditions contained herein.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT. YOU CONFIRM THAT YOU HAVE RECEIVED THIS DATE A COPY OF ATTACHMENTS A, B AND C WHICH STATE THE ELIGIBILITY FACTORS, THE JOB TITLES AND AGES OF THOSE ELIGIBLE AND THOSE NOT ELIGIBLE FOR THE VOLUNTARY EMPLOYMENT SEPARATION PROGRAM. BY SIGNING BELOW, YOU AFFIRM THAT YOU HAVE READ THIS DOCUMENT AND ALL THE ATTACHMENTS, AND ARE SATISFIED WITH THE INFORMATION THAT HAS BEEN PROVIDED TO YOU, AND YOU AGREE TO BE LEGALLY BOUND BY THE TERMS OF THIS AGREEMENT.

Olin Corporation

By:

Joseph D. Rupp
President and CEO

Dated:

Name

Dated:

STATE OF CONNECTICUT

COUNTY OF FAIRFIELD                                 ss.

On this the         day of                 , 2004, before me, [NAME], the undersigned officer, personally appeared                                     , known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he/she executed the same for the purposes therein contained.

In witness whereof I hereunto set my hand.

Notary Public

Date Commission Expires:

ATTACHMENT A

PROGRAM ELIGIBILITY FACTORS

ATTACHMENT B

JOB TITLES AND AGES OF EMPLOYEES

ELIGIBLE FOR PROGRAM BENEFITS

ATTACHMENT C

JOB TITLES AND AGES OF EMPLOYEES

NOT ELIGIBLE FOR PROGRAM BENEFITS